Exhibit 99.1

February 10, 2026

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for Third Quarter

MIDLAND, TX – 02/10/2026 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $615,702, or $0.30 per diluted share, for the nine months ending December 31, 2025.

For the third quarter of fiscal 2026, the Company reported net income of $50,245, or $0.02 per diluted share, a decrease of 89% when compared to $469,133, or $0.22 per diluted share, for the prior year quarter. This decrease is primarily due to the decline in oil prices. Operating revenues in the third quarter of fiscal 2026 were $1,383,887.

For the nine months ended December 31, 2025, operating revenues were $4,932,806, a decrease of 8% when compared to the first nine months of fiscal 2025. This decrease was primarily due to a decrease in average oil prices and production volumes partially offset by an increase in average natural gas prices and production volumes as well as an increase in income from the Company’s most recent limited liability company investment. Oil contributed to 77% of our operating revenues for the first nine months of fiscal 2026.

The Company currently expects to participate in the drilling and completion of fifty horizontal wells at an estimated aggregate cost of approximately $1.6 million for the fiscal year ending March 31, 2026, of which $.9 million has been expended to date.

The Company has also expended approximately $650,000 to date for royalty and mineral interest acquisitions in approximately 100 producing wells generally with additional potential development located in seven counties in four states.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2025. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer, at Mexco Energy Corporation, (432) 682-1119.